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                                                                    EXHIBIT 99.1

                                                   [METAL MANAGEMENT, INC. LOGO]

                                            METAL MANAGEMENT, INC.
                                            325 N. LASALLE STREET - SUITE 550
                                            CHICAGO, ILLINOIS 60610
                                            www.mtlm.com
                                            NASDAQ: MTLM

FOR IMMEDIATE RELEASE

                        METAL MANAGEMENT REPORTS RESULTS
                       FOR THE PERIOD ENDED JUNE 30, 2006

                        -  NET SALES OF $496 MILLION
                        -  NET INCOME OF $44.9 MILLION
                        -  EPS OF $1.70 PER DILUTED SHARE
                        -  EBITDA(1) (AS DEFINED) OF $53.6 MILLION

CHICAGO, IL - AUGUST 3, 2006 - Metal Management, Inc. (Nasdaq:MTLM), one of the nation's largest full service scrap metal recyclers, today announced results for the first fiscal quarter ended June 30, 2006.

The company generated consolidated net sales of $496 million in the first quarter of fiscal 2007 and net income of $44.9 million. EBITDA (as defined) was $53.6 million, and earnings per share were $1.70 per diluted common share. Earnings per share included a one-time gain of approximately $0.61 per diluted common share related to the sale of a joint venture interest.

"With strong earnings, record sales and the continued hard work of our 1,800 dedicated employees, Metal Management's 2007 fiscal year is off to a great start," said Daniel W. Dienst, Chairman, Chief Executive Officer and President of Metal Management. "We capitalized on favorable ferrous and nonferrous market conditions during the quarter to achieve record revenues and the second highest quarterly EBITDA in our Company's history. Metal Management is a strong, profitable industry leader, and through our aggressive investment in new facilities, equipment and technology we are well-positioned to continue creating value for our shareholders."

FIRST QUARTER HIGHLIGHTS

      - Consolidated net sales of $496 million for the quarter ended June 30, 2006, an increase of 30% as compared to net sales of $382 million for the quarter ended June 30, 2005.

      - Net income, after recording a gain on the sale of the Company's 28.5 percent interest in Southern Recycling L.L.C., was $44.9 million or $1.70 per diluted common share, compared to $5.4 million or $0.22 per diluted common share in the same period last year.

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      -     EBITDA (as defined) of $53.6 million in the quarter ended June 30,
            2006 represented an increase of 313% over EBITDA (as defined) of $13.0 million in the quarter ended June 30, 2005.

      - Approximately 1.2 million tons of metal were processed and sold or brokered, including ferrous yard shipments of approximately 1.1 million tons and non-ferrous shipments of approximately 127 million pounds.

      - The Company turned ferrous inventories approximately 11 times and non-ferrous inventories (excluding stainless and alloy) approximately 11 times.

      - A dividend of $0.075 per share was paid to all shareholders of record.

      - Metal Management concluded the fiscal quarter with no borrowings under its line of credit and a solid cash and short-term investment position of $31.3 million.

"Operational excellence remains a key competitive advantage for Metal Management and this strength helped us achieve outstanding results in our first fiscal quarter," said Mr. Dienst. "Once again this quarter we leveraged Metal Management's transportation and logistics expertise to take advantage of the attractive pricing environment here in the United States. We also continued to rapidly turn our inventories in order to limit the impact of price fluctuations. This disciplined inventory management was especially important in mitigating unprecedented nonferrous volatility."

TRANSACTION UPDATE

Mr. Dienst stated, "By remaining disciplined and opportunistic, we profitably expanded Metal Management's operations and generated outstanding returns for our shareholders in the first fiscal quarter. Both of Metal Management's recently completed acquisitions were highly complementary and immediately accretive."

- Morris Recycling: On February 27, 2006, Metal Management acquired substantially all of the assets of Morris Recycling, Inc. Now known as Metal Management Mississippi, the business has 10 facilities including a shredding plant adjacent to the Mississippi River. Metal Management Mississippi is now fully integrated and contributed to the Company's results in the first fiscal quarter.

- Southern Recycling: On April 28, 2006, Metal Management completed the sale of its 28.5 percent ownership interest in Southern Recycling, L.L.C for approximately $46 million in cash. In connection with this transaction, the Company recorded a one-time gain of approximately $26.4 million pre tax, or $16.2 million after tax, representing approximately $0.61 per diluted share in the first fiscal quarter.

- East Chicago: On May 16, 2006, Metal Management acquired substantially all of the assets of a recycling facility in East Chicago, Indiana from OmniSource Corporation. Under the terms of the agreement, Metal Management acquired property, buildings and equipment including a 29 acre yard, an automobile shredder, two balers and a shear. The East Chicago facility contributed to Metal Management's profitability during the final six weeks of the Company's first fiscal quarter.

During the quarter Metal Management entered into a new five-year credit agreement with a consortium of lenders led by LaSalle Bank, N.A. The agreement represents a commitment of $300 million that Metal Management can draw on to pursue capital

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allocation opportunities that could include acquisitions, dividends or share repurchases. Mr. Dienst noted, "As a relatively young company, we will evaluate all capital allocation opportunities against stringent criteria, relative returns and franchise enhancing characteristics."

Mr. Dienst concluded, "After generating positive pre-tax income for 18 consecutive quarters, Metal Management has an outstanding track-record and we are confident that we can continue to build on our success. Once again, a note of gratitude to our employees across the country is appropriate. With the most talented employees in our industry, we are confident that Metal Management can operate profitably and create value for shareholders in even the most dynamic and unpredictable of markets."

INVESTOR CONFERENCE CALL

Metal Management will host its First Quarter Results Conference Call and Webcast at 11:00 am ET (10:00 am CT) on August 3, 2006. The conference call can be accessed by dialing 866-510-0712 passcode 78381659. International callers can dial 617-597-5380 passcode 78381659. The conference will also be accessible via the web at www.mtlm.com. A replay of the call will be available by dialing 888-286-8010 passcode 18734229 through August 10, 2006. International callers can dial 617-801-6888 passcode 18734229 for the replay.

ABOUT METAL MANAGEMENT, INC.

Metal Management is one of the largest full service metal recyclers in the United States, with approximately 50 recycling facilities in 16 states. For more information about Metal Management, Inc., visit the Company's website at www.mtlm.com.

FORWARD LOOKING STATEMENTS

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties and are subject to change at any time. These statements reflect our current expectations regarding the future profitability of the Company and its subsidiaries. As discussed in our annual report on Form 10-K for the fiscal year ended March 31, 2006, and in other periodic filings filed by the Company with the U.S. Securities and Exchange Commission, some of the factors that could affect our performance include, among other things: cyclicality and competitiveness of the metals recycling industry, commodity price fluctuations, debt covenants that restrict our ability to engage in certain transactions, compliance with environmental, health, safety and other regulatory requirements applicable to the Company, potential environmental liability, risk of deterioration of relations with labor unions, dependence on key management, dependence on suppliers of scrap metal, concentration of customer risk and exposure to credit risk, impact of export and other market conditions on the business, availability of scrap alternatives, under funded defined benefit pension plans, and the implementation of a significant IT consolidation in fiscal 2007 and 2008.

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CONTACTS
ANALYSTS & INVESTORS                     MEDIA
Robert C.Larry, Chief Financial Officer  Andrew B. Siegel
Metal Management, Inc.                   Joele Frank, Wilkinson Brimmer Katcher
(312) 645-0700                           (212) 355-4449 ext. 127

(1) EBITDA is defined by the Company to be earnings before interest, taxes, depreciation, amortization, severance and other charges, gain (loss) on sale of fixed assets, income from joint ventures, other income (expense), gain on sale of joint venture interest, and stock-based compensation expense. EBITDA is presented because management believes it provides additional information with respect to the performance of its fundamental business activities. Management also believes that debt holders and investors commonly use EBITDA to analyze Company performance and to compare that performance to the performance of other companies that may have different capital structures. A reconciliation of EBITDA to GAAP net income is included in the table attached to this release. EBITDA is a measure typically used by many investors, but is not a measure of earnings as defined under Generally Accepted Accounting Principles, and may be defined differently by others.

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                             METAL MANAGEMENT, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (unaudited, in thousands, except per share amounts)

                                                     THREE MONTHS ENDED
                                               -----------------------------
                                                  JUNE 30,         JUNE 30,
                                                    2006            2005
                                               ------------     ------------
NET SALES                                      $    495,912     $    381,634

OPERATING EXPENSES:
   Cost of sales  (excluding depreciation)          422,921          350,379
   General and administrative                        20,872           19,746
   Depreciation and amortization                      6,847            4,614
   Severance and other charges                          442                0
                                               ------------     ------------
OPERATING INCOME                                     44,830            6,895

Income from joint ventures                            1,860            2,051
Interest expense                                       (322)            (376)
Interest and other income, net                          431              472
Gain on sale of joint venture interest               26,362                0
                                               ------------     ------------

Income before income taxes                           73,161            9,042
Provision for income taxes                           28,272            3,596
                                               ------------     ------------
NET INCOME                                     $     44,889     $      5,446
                                               ============     ============

EARNINGS PER SHARE:
   Basic                                       $       1.76     $       0.22
                                               ============     ============
   Diluted                                     $       1.70     $       0.22
                                               ============     ============

CASH DIVIDENDS DECLARED PER SHARE              $      0.075     $      0.075
                                               ============     ============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
   Basic                                             25,576           24,354
                                               ============     ============
   Diluted                                           26,393           25,300
                                               ============     ============

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                             METAL MANAGEMENT, INC.
                               EBITDA (AS DEFINED)
                    RECONCILIATION TO GAAP FINANCIAL MEASURES
                            (unaudited, in thousands)

                                                  THREE MONTHS ENDED
                                               -------------------------
                                                JUNE 30,       JUNE 30,
                                                 2006           2005
                                               ----------     ----------
Net income                                     $   44,889     $    5,446

Add Back:
    Depreciation and amortization                   6,847          4,614
    Tax provision                                  28,272          3,596
    Stock-based compensation expense                1,178          1,498
    Income from joint ventures                     (1,860)        (2,051)
    Gain on sale of joint venture interest        (26,362)             0
    Interest expense                                  322            376
    Interest and other income, net                   (431)          (472)
    Severance and other charges                       442              0
    (Gain) loss on sale of fixed assets               310            (16)
                                               ----------     ----------

EBITDA (AS DEFINED)                            $   53,607     $   12,991
                                               ==========     ==========